Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT
This Cooperation Agreement, dated as of October 11, 2022 (this “Agreement”) is made by and among Mueller Water Products, Inc., a Delaware corporation (the “Company”), and the natural persons and entities listed on Schedule A hereto (collectively with their respective Affiliates (as defined below), the “Ancora Investors”). The Company and each of the Ancora Investors are collectively herein referred to as the “Parties” and individually as a “Party.”
WHEREAS, the Company and representatives of the Ancora Investors have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Directors of the Company (the “Board”);
WHEREAS, on September 15, 2022, Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), on behalf of itself and the Ancora Investors, submitted a letter to the Company (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board at the annual meeting of stockholders of the Company to be held in 2023 (the “2023 Annual Meeting”);
WHEREAS, as of the date of this Agreement, the Ancora Investors Beneficially Own (as defined below), common stock of the Company, par value $0.01 per share (the “Common Stock”), as set forth on Schedule A hereto;
WHEREAS, the Parties have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement;
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Board Matters
(a)The Board will, within two business days following the execution and delivery of this Agreement, (i) temporarily increase the size of the Board from 10 to 11 directors, (ii) appoint Brian Slobodow (the “First New Director”) to serve as a director of the Company with a term expiring at the 2023 Annual Meeting, and (iii) appoint Niclas Ytterdahl as an observer to the Board (the “Observer”). At the 2023 Annual Meeting, one director currently serving on the Board will not stand for reelection. No later than five business days after the 2023 Annual Meeting, the Board will appoint the Observer (the “Second New Director” and together with the First New Director, the “Ancora Appointees” and each, an “Ancora Appointee”) to serve as a director of the Company with a term expiring at the annual meeting of stockholders of the Company to be held in 2024 (the “2024 Annual Meeting”).

(b)The Company agrees that during the period commencing on the date hereof until the appointment of the Observer to the Board, the Observer will receive, on a confidential and restricted basis, copies of all documents distributed to the Board, including, without limitation, notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board occurring on or after the date hereof contemporaneous with their distribution to the Board. The Company will be entitled to withhold any information and exclude the Observer from any Board or Board committee meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege. The Observer will have the right to attend and participate, but not vote, at all meetings of the Board, the Advisory Committee (as defined below) and the Audit Committee of the Board (the “Audit Committee”) during this period (whether such meetings are held in person, telephonically or otherwise). As a condition to the Second New Director (or any Replacement (as defined below) thereof, as applicable) serving as the Observer, the Second New Director (or any Replacement thereof, as applicable) will have delivered an undertaking to the Company as set forth on Exhibit A (the “Observer Undertaking”).
(c)The Company will include the First New Director (or any Replacement thereof, as applicable) in the Company’s slate of 10 nominees for election as directors of the Company at the 2023 Annual Meeting and will use commercially reasonable efforts to cause the election of the First New Director to the Board at the 2023 Annual Meeting (including the Board recommending that the Company’s stockholders vote in favor of the election of the First New Director in the Company’s proxy statement for the 2023 Annual Meeting and otherwise supporting the First New Director for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).
(d)Within five business days following the execution and delivery of this Agreement, the Board and all applicable committees thereof will take such actions as are necessary to form an advisory committee of the Board to be named the Capital Allocation and Operations Committee (the “Advisory Committee”). The purpose of the Advisory Committee is to objectively review and provide oversight of the capital allocation and operations of the Company, including the facility consolidation and foundry construction, and to support and make recommendations to the Board and support management’s review of the Company’s capital allocation, operations and strategy and enhanced transparency and disclosures to stockholders. In accordance with Delaware law and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board will cause the Advisory Committee to initially be composed of three members: the First New Director and two other members of the Board serving on the Board prior to the execution of this Agreement, who will initially be Mark J. O’Brien (as a non-voting member) and J. Scott Hall, with Messrs. Hall and Slobodow to serve as Co-Chairs of the Advisory Committee, and the Observer will be permitted to participate in the Advisory Committee as provided in Section 1(b) hereof. Promptly following the appointment of the Second New Director to the Board, the Board and all applicable committees thereof will take such actions as are necessary to (i) add the Second New Director to the Advisory Committee, which will then be composed of four members of the Board, and (ii) adjust Mr. O’Brien’s (or his successor’s) status as a member of the Advisory Committee to include full voting rights.

(e)Promptly following the execution and delivery of this Agreement, the Board and all applicable committees thereof will take such actions as are necessary to add the First New Director to the Nominating and Corporate Governance Committee of the Board. The Board and all applicable committees thereof will also take such actions as are necessary to add, effective upon the appointment of the Second New Director to the Board, the Second New Director to the Board’s Audit Committee, subject to applicable rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.
(f)If, during the Standstill Period (as defined below), any Ancora Appointee resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board for any reason, and at all times since the date of this Agreement and at such time the Ancora Investors Beneficially Own in the aggregate at least 1% of the Company’s then-outstanding Common Stock (the “Minimum Ownership Level”), then, so long as the Ancora Investors Beneficially Own in the aggregate at least the Minimum Ownership Level, the Ancora Investors shall identify a replacement (who shall qualify as “independent” pursuant to the listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC) to fill the resulting vacancy caused by such Ancora Appointee’s departure from the Board and any such person will be appointed to the Board within five business days following, and subject to, the good faith review and approval of such person (such approval not to be unreasonably conditioned, withheld or delayed) by the Board after the Nominating and Corporate Governance Committee has made a recommendation to the Board on whether to approve any such person, (any such replacement director, a “Replacement”); provided that a Replacement will not be any Ancora Investor or any Affiliate, Associate or employee of any Ancora Investor. Any Replacement designated pursuant to this Section 1(f) as replacing the First New Director (or any Replacement thereof, as applicable) prior to the 2023 Annual Meeting will stand for election at the 2023 Annual Meeting together with the Company’s other nominees. Any Replacement designated pursuant to this Section 1(f) as replacing the Second New Director (or any Replacement thereof, as applicable) before the initial appointment of the Second New Director to the Board pursuant to Section 1(a), will be appointed to the Board pursuant to Section 1(a), and, before the date of such appointment, will be deemed to be the Observer upon the execution of the Observer Undertaking pursuant to Section 1(b).
(g)Upon a Replacement’s appointment to the Board, such Replacement will be deemed to be an Ancora Appointee for all purposes under this Agreement; provided that if a Replacement of the Second New Director (or any Replacement thereof, as applicable) occurs before the appointment of the Second New Director (or any Replacement thereof, as applicable) to the Board, such Replacement will be deemed to be the Observer upon the execution of the Observer Undertaking pursuant to Section 1(b).
(h)Concurrent with the execution of this Agreement, Ancora Catalyst Institutional hereby irrevocably withdraws the Nomination Notice.
(i)The Company will hold the 2023 Annual Meeting no later than on February 16, 2023.

(j)As a condition to each Ancora Appointee (and each Replacement thereof, as applicable) being appointed to the Board, each Ancora Appointee (and each Replacement thereof, as applicable) will have delivered an executed letter to the Company in the form attached hereto as Exhibit B.
(k)Additional Agreements.
(i)Following the appointment of any Ancora Appointee (and any Replacement, as applicable) to serve as a director of the Company, such person will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors, as amended from time to time (collectively, “Company Policies”), and will have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company will make available to any Ancora Appointee copies of all Company Policies not publicly available on the Company’s website. At all times while any Ancora Appointee is serving as a member of the Board or the Observer, (i) such Ancora Appointee shall not disclose to any Ancora Investor or any “Affiliate” or “Associate” (for purposes of this Agreement, as each is defined in Rule 12b-2 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of each such Ancora Investor or any other person or entity not affiliated with the Company any confidential information of the Company, and (ii) each Ancora Investor shall not, and shall cause their respective Affiliates and Associates not to, seek to obtain confidential information of the Company from any Ancora Appointee (or any Replacement or, for the avoidance of doubt, any Observer). Furthermore, the Ancora Investors agrees that none of the Ancora Appointees may share any information with the Ancora Investors in respect of the Company which they learn in their capacity as a director of the Company, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Company’s prior consent.
(ii)Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Ancora Investors and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Ancora Investors shall be permitted to transfer or assign this Agreement to their respective Affiliates, provided that any such transfer or assignment shall not relieve any transferring Ancora Investors party of its obligations under this Agreement.
(iii)The Ancora Investors hereby terminate each of the agreements attached to, or referenced in, the Nomination Notice and release any and all such counterparties, including the Ancora Appointees, from their obligations therein (and shall be deemed upon execution of this Agreement to have so terminated and released). The Ancora Investors confirm that there does not exist any other agreement with any of the Ancora

Appointees or other candidates for election which relate to the nomination or solicitation of proxies of director candidates for election or other matters to be considered at the 2023 Annual Meeting.
(iv)For purposes of this Agreement, the term “Beneficially Own” or variations thereof will have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
2.Standstill and Voting.
(a)Each Ancora Investor agrees that during the Standstill Period, the Ancora Investors will not (and they will not assist or encourage others to) not to, directly or indirectly, in any manner, without prior written approval of the Board:
(i)take any actions, including acquiring, seeking to acquire or agreeing to acquire (directly or indirectly, whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise) (A) ownership (Beneficial or otherwise) of any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (including any derivative securities or any other rights decoupled from the underlying securities of the Company) such that the Ancora Investors hold, directly or indirectly, in excess of 5.0% of the then-outstanding shares of Common Stock (the “Maximum Ownership Cap”); or (B) any interest in any indebtedness of the Company;
(ii)other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Ancora Investors to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of the Ancora Investors (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;
(iii)(A) advise or knowingly encourage or influence any other Person or knowingly assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Section 1;

(iv)solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);
(v)(A) form, join or in any other way participate in any partnership, limited partnership, syndicate or “group” with respect to any shares of Common Stock (other than a “group” solely consisting of the Ancora Investors; provided, however, that an Affiliate of an Ancora Investor will only be permitted to join the “group” following the execution of this Agreement, so long as (x) any such Affiliate agrees to be bound by the terms and conditions of this Agreement and (y) such joining would not result in the Ancora Investors’ “group” Beneficially Owning in the aggregate in excess of the Maximum Ownership Cap), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s stockholders (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting (as defined below) or in accordance with Section 2(b)) or (C) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Company’s proxy card for any Stockholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (III) any agreement solely among the Ancora Investors);
(vi)separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect, any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its subsidiaries or the assets or businesses of the Company or any of its subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that the Ancora Investors shall be permitted to (A) sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with Section 2(b);
(vii)(I) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected or (II) (A) present at any Stockholder Meeting any proposal (pursuant to Rule 14a-8 or otherwise) for consideration for action by the stockholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another stockholder’s call for, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s organizational documents;
(viii)take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s charter or Bylaws or any of the Company Policies (each as may be amended from time to time), or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case with respect to the foregoing clauses (A) through (F), except as set forth in Section 1;
(ix)make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise; provided that if any Ancora Appointee (or any Replacement, as applicable) makes such a request solely in such Ancora Appointee’s capacity as a director of the Company in a manner consistent with his or her fiduciary duties to the Company, such material and other books and records may not be shared with any member of the Ancora Investors, notwithstanding any other provision of this Agreement;
(x)except in the case of fraud by the Company, institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Ancora Investors to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Ancora Investors or any Ancora Appointee (or any Replacement, as applicable) and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Ancora Investors from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(a)(x) shall apply mutatis mutandis to the Company and its directors, officers, employees and agents (in each case, acting in such capacity) and Affiliates with respect to the Ancora Investors);
(xi)encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Ancora Investors (except as set forth in Section 1);

(xii)request that the Company, directly or indirectly, amend or waive any provision of this Section 2 (included this clause (a)(xii)), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.
The foregoing provisions of this Section 2(a) shall not be deemed to prevent any member of the Ancora Investors from (i) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or any Ancora Investor to make public disclosure with respect thereto, (ii) communicating privately with stockholders of the Company and are not made with an intent to otherwise violate this Section 2(a), Section 3 or any other provision of this Agreement, (iii) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Ancora Investors or the Company, are not publicly disclosed by the Ancora Investors and are undertaken on a basis reasonably designed to be confidential; or (iv) making or sending private communications to investors in any member of the Ancora Investors or prospective investors in any member of the Ancora Investors, provided that such statements or communications (1) are based on publicly available information; and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the Ancora Appointees (or any Replacement, as applicable) in the exercise of their fiduciary duties under applicable law as directors of the Company.
(b)In respect of any vote or consent of the Company’s stockholders during the Standstill Period (whether at an annual or special stockholder meeting or pursuant to an action by written consent of the stockholders) (each a “Stockholder Meeting”), each of the Ancora Investors shall (i) appear at each such Stockholder Meeting or otherwise cause all Common Stock Beneficially Owned by each Ancora Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum and (ii) vote, or cause to be voted, all shares of Common Stock Beneficially Owned by each Ancora Investor and their respective Affiliates using the Company’s proxy card or voting instruction form (and shall not execute any proxy card or voting instruction form in respect of a Stockholder Meeting other than the proxy card and voting instruction form being solicited by or on behalf of the Board) in accordance with the recommendation of the Board with respect to (x) the election, removal and/or replacement of directors (a “Director Proposal”), (y) the ratification of the appointment of the Company’s independent registered public accounting firm and (z) any other proposal submitted to the Company’s stockholders at a Stockholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the stockholders at any Stockholder Meeting (other than Director Proposals), the Ancora Investors are permitted to vote the shares of Common Stock Beneficially Owned by them at such Stockholder Meeting in accordance with the ISS and Glass Lewis recommendation; provided, further, that the Ancora Investors shall be entitled to vote the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to (A) any publicly announced proposal relating to any transaction pursuant to which any person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, a merger, stock-for-stock transaction, spin-off, acquisition, disposition of all or substantially all of the assets of the Company and its subsidiaries or other business combination involving the Company, (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction, (C) the implementation of takeover defenses not in existence as of the date of this Agreement, in each case, that requires a vote of the Company’s stockholders.
(c)The “Standstill Period” shall begin upon the execution and delivery of this Agreement and shall end upon the earlier of (i) 30 days prior to the notice deadline under the Bylaws for the submission of stockholder director nominations for the 2024 Annual Meeting and (ii) 110 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2023 Annual Meeting. The Company shall give notice to the Ancora Investors whether the Board intends to renominate the Ancora Appointees at least 30 days prior to the end of the Standstill Period. If the Board irrevocably offers in such notice to renominate the Ancora Appointees and the Ancora Investors accept such renomination prior to the end of the Standstill Period, then the Standstill Period shall be automatically extended until the earlier of (A) 30 days prior to the notice deadline under the Bylaws for the submission of stockholder director nominations for the annual meeting of stockholders of the Company to be held in 2025 and (B) 110 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2024 Annual Meeting. If the Ancora Investors do not accept such renomination prior to the end of the Standstill Period, then the Standstill Period shall terminate as scheduled and the Ancora Appointees shall resign from the Board pursuant to the letter executed pursuant to Section 1(j) upon delivery of any notice of intent to nominate directors for election at the 2024 Annual Meeting.
(d)Each member of the Ancora Investors shall comply, and shall cause each of its respective Affiliates and Representatives to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Representative. A breach of this Agreement by an Affiliate or Representative of any Ancora Investor, if such Affiliate or Representative is not a party hereto, shall be deemed to occur if such Affiliate or Representative engages in conduct that would constitute a breach of this Agreement if such Affiliate or Representative were a party hereto to the same extent as an Ancora Investor.
3.Mutual Non-Disparagement. During the Standstill Period, (a) each Ancora Investor shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to members of the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Company, its subsidiaries or their respective officers and directors (or any person who has served as an officer or director of the Company in the past) and (b) the Company shall not, and shall cause its directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to, make, or cause to be made, by press release or other public statement to members of the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Ancora Investors, their respective Affiliates or their respective directors and officers (or any person who has served as an officer or director of an Ancora Investor in the past). The foregoing shall not prevent the making of any factual statement including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.
4.Director Information. As a condition to the Ancora Appointees’ (or any Replacement’s, as applicable) appointment to the Board (or to act as the Observer) and any subsequent nomination for election as a director at an annual meeting of the stockholders of the Company, the Ancora Appointees (or any Replacement, as applicable) will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board. If, following the completion of the Company’s initial background review process, the Board learns that any Ancora Appointee or any Replacement, as the case may be, has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that such Ancora Appointee (or any Replacement, as applicable), resign from the Board (or, as applicable, from serving as the Observer) and, in such case, the resulting vacancy on the Board shall be filled in the manner set forth in Section 1(f) of this Agreement.
5.Disclosure of this Agreement. Promptly following the execution of this Agreement, the Company and the Ancora Investors shall jointly issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor the Ancora Investors shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. During the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 16, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except to the extent required by law or the rules and regulations under any stock exchange or governmental entity with the prior written consent of the Ancora Investors and the Company, as applicable, and otherwise in accordance with this Agreement. Notwithstanding the foregoing, the Ancora Investors acknowledges and agrees that the Company may file this Agreement as an exhibit to a Current Report on Form 8-K within four business days of the execution of this Agreement, provided that the Company shall first preview such Current Report with the Ancora Investors in advance of making such filing and consider comments by the Ancora Investors.
6.Representations and Warranties.
(a)The Company represents and warrants to the Ancora Investors that: (i) the Company has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
(b)Each of the Ancora Investors jointly and severally represents and warrants to the Company that: (i) as of the date of this Agreement, such Ancora Investor Beneficially Owns, directly or indirectly, only the number of Common Stock as described opposite its name on Schedule A to this Agreement and each such schedule includes all Affiliates of such Ancora Investor that own any securities of the Company Beneficially or of record and reflects all Common Stock in which such Ancora Investor has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (ii) the other persons and entities listed on Schedule A hereto are all of the Affiliates of Ancora that Beneficially Own, directly or indirectly, Common Stock; (iii) as of the date of this Agreement, other than as disclosed herein, each such Ancora Investor does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); (iv) this Agreement has been duly and validly authorized, executed and delivered by such Ancora Investor, and constitutes a valid and binding obligation and agreement of such Ancora Investor, enforceable against such Ancora Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (v) such member of the Ancora Investors has the authority to execute this Agreement on behalf of itself and the applicable member of the Ancora Investors associated with that signatory’s name, and to bind such member of the Ancora Investors to the terms of this Agreement, including by virtue of having sole voting and dispositive power over such Ancora Investor’s Common Stock; (vi) each Ancora Investor shall cause each of its respective Affiliates to comply with the terms of this Agreement, and (vii) the execution, delivery and performance of this Agreement by such Ancora Investor does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it or the Ancora Appointees, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Ancora Investor is a party or by which it is bound. Each Ancora Investor represents and warrants that it has no voting commitments (written or oral) with any of the Ancora Appointees as of the date of this Agreement and agrees that it shall not compensate or otherwise incentivize any of the Ancora Appointees for their service or action on the Board or enter into voting commitments, (written or oral) relating to the Company with any director or officer of the Company. Except as otherwise disclosed in the Nomination Notice, each Ancora Investor further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own representatives) with respect to its investment in the Company, any strategic, capital, management or other operational matter with respect to the Company, any potential transaction involving the Company, or the acquisition, voting or disposition of any securities of the Company. Except as otherwise disclosed in the Nomination Notice, each Ancora Investor further represents and warrants that no Ancora Investor has any control or influence over any compensation or other monetary payments to be received by any of the Ancora Appointees in connection with their service as a director of the Company and that none of the Ancora Investors is aware of any facts or circumstances that will prevent any of the Ancora Appointees from exercising independent judgment with respect to any matter involving the Company or items that may come before the Board or any of its committees. Each Ancora Investor further represents and warrants that the information previously provided to the Company is true, accurate and complete in all material respects.
7.Authority. Each member of the Ancora Investors hereby appoints Fredrick DiSanto as the sole member of the Ancora Investors entitled to exercise the collective rights and remedies of the Ancora Investors hereunder, which appointee may be changed from time to time upon written notice to and approval from the Company (such approval not to be unreasonably withheld or delayed).
8.Expenses. The Company shall reimburse the Ancora Investors for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $215,000 in the aggregate.
9.Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto.
10.Governing Law; Venue; Waiver of Jury Trial; Jurisdiction. Each Party (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event any dispute arises out of or relates to this Agreement or the transactions contemplated by this

Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
11.Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.
12.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
13.Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
14.Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).
15.Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 15:
If to the Company:

Mueller Water Products, Inc.
1200 Abernathy Road N.E., Suite 1200
Atlanta, Georgia 30328
Attn:	Steven S. Heinrichs
Chief Legal Officer, Executive Vice President, General Counsel, and Corporate Secretary
Email:	sheinrichs@muellerwp.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn:	David B. Feirstein, P.C.
Shaun J. Mathew, P.C.
Email:	David.Feirstein@kirkland.com
Shaun.Mathew@kirkland.com
Fax:	(212) 446-4900

If to Ancora Catalyst Institutional or the Ancora Investors:

Ancora Catalyst Institutional, LP
c/o Ancora Holdings Group, LLC
6060 Parkland Boulevard, Suite 200
Cleveland, Ohio 44124
Attn:	Jim Chadwick
Email:	jchadwick@ancora.net

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn:	Sebastian Alsheimer
Steve Wolosky
Email:	salsheimer@olshanlaw.com
swolosky@olshanlaw.com

16.Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2(c), unless earlier terminated by mutual written agreement of the Parties or as otherwise set forth herein; provided, that Sections 9 through 20 shall survive the termination of this Agreement.
17.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the members of the Ancora Investors may assign this Agreement to the extent set forth in Section 1(k)(ii). Any purported transfer requiring consent without such consent shall be void.
18.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
19.Interpretation; Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
20.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.

THE COMPANY:

MUELLER WATER PRODUCTS, INC.

By:	/s/ Steven S. Heinrichs
	Name:	Steven S. Heinrichs
	Title:	Chief Legal Officer, EVP, General Counsel, and Corporate Secretary

[Signature Page to Cooperation Agreement]

THE ANCORA INVESTORS:

Ancora Catalyst Institutional, LP Ancora Catalyst, LP Ancora Merlin Institutional, LP Ancora Merlin, LP

By:	Ancora Alternatives LLC, its Investment Advisor and General Partner
By:	Ancora Holdings Group, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Alternatives LLC By: Ancora Holdings Group, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Advisors, LLC By: The Ancora Group, LLC, its Sole Member By: Ancora Holdings Group, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

[Signature Page to Cooperation Agreement]

The Ancora Group, LLC By: Ancora Holdings Group, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC By: Inverness Holdings LLC, its Sole Member By: Ancora Holdings Group, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer
Inverness Holdings LLC By: Ancora Holdings Group, LLC, its Sole Member
By:	/s/ Fredrick D. DiSanto
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Holdings Group, LLC
By:	/s/ Fredrick D. DiSanto
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Fredrick D. DiSanto
Fredrick D. DiSanto
[Signature Page to Cooperation Agreement]

SCHEDULE A
THE ANCORA INVESTORS

Investor Name	Beneficial Ownership
Ancora Catalyst Institutional, LP	Ancora Catalyst Institutional, LP Beneficially Owns 1,090,404 shares of Common Stock
Ancora Merlin Institutional, LP	Ancora Merlin Institutional, LP Beneficially Owns 1,092,673 shares of Common Stock
Ancora Catalyst, LP	Ancora Catalyst, LP Beneficially Owns 105,156 shares of Common Stock
Ancora Merlin, LP	Ancora Merlin, LP Beneficially Owns 102,884 shares of Common Stock
Ancora Alternatives LLC	Ancora Alternatives LLC Beneficially Owns 3,287,948 shares of Common Stock
Ancora Advisors, LLC	Ancora Advisors, LLC Beneficially Owns 33,500 shares of Common Stock
Ancora Family Wealth Advisors, LLC	Ancora Family Wealth Advisors, LLC Beneficially Owns 8,500 shares of Common Stock
The Ancora Group LLC	The Ancora Group LLC Beneficially Owns 33,500 shares of Common Stock
Inverness Holdings LLC	Inverness Holdings LLC Beneficially Owns 8,500 shares of Common Stock
Ancora Holdings Group, LLC	Ancora Holdings Group, LLC Beneficially Owns 3,329,948 shares of Common Stock
Fredrick D. DiSanto	Fredrick D. DiSanto Beneficially Owns 3,329,948 shares of Common Stock

[Schedule A to Cooperation Agreement]

EXHIBIT A
FORM OF OBSERVER UNDERTAKING

[—], 2022

Board of Directors
Mueller Water Products, Inc.
1200 Abernathy Road N.E., Suite 1200
Atlanta, Georgia 30328

RE:    Observer Undertaking

Ladies and Gentlemen:

Reference is made to that certain Cooperation Agreement (the “Agreement”), dated as of October 11, 2022, by and among Mueller Water Products, Inc., a Delaware corporation (the “Company”), and the natural persons and entities listed on Schedule A thereto (collectively with their respective Affiliates, the “Ancora Investors”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably undertake that, while I serve as an Observer, I will be governed by, and will comply with, the same protections and obligations regarding confidentiality, conflicts of interests, related party transactions, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as current directors, as amended from time to time (collectively, for purposes of this Observer Undertaking, the “Company Policies”). Furthermore, I irrevocably undertake that I will not share any information with the Ancora Investors or any other person in respect of the Company which I learn in my capacity as an Observer, including discussions or matters considered in meetings of the Board or any Board committee, at any time, for any reason, without the Company’s prior consent.

If appointed as an Observer, I hereby irrevocably offer to resign from my position as the Observer, effective immediately upon notice from the Company that I have materially breached this Observer Undertaking (including a material breach of any of the Company Policies) or the Agreement; provided that I need not offer to resign if any such breach is capable of being cured and I have cured such breach within 10 calendar days following written notice of such breach from the Company. It shall be in the Board’s sole discretion whether to accept or reject such resignation. Further, I hereby acknowledge that I will no longer be an Observer upon my appointment to serve as a director of the Company.

Very Truly Yours,

__________________________

A-1

EXHIBIT B
FORM OF DIRECTOR RESIGNATION LETTER

[—], 202[—]

Board of Directors
Mueller Water Products, Inc.
1200 Abernathy Road N.E., Suite 1200
Atlanta, Georgia 30328

RE:    Irrevocable, Conditional Director Resignation Letter

Ladies and Gentlemen:

Reference is made to that certain Cooperation Agreement (the “Agreement”), dated as of October 11, 2022, by and among Mueller Water Products, Inc., a Delaware corporation (the “Company”), and the natural persons and entities listed on Schedule A thereto (collectively with their respective Affiliates, the “Ancora Investors”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby irrevocably offer to resign from my position as a director of the Board, and from any and all committees of the Board on which I serve, effective immediately upon the delivery of a notice of an intent to nominate directors at the 2024 Annual Meeting made by, or on behalf of, an Ancora Investor. It shall be in the Board’s sole discretion whether to accept or reject such resignation.

Very Truly Yours,

__________________________

B-1

EXHIBIT C
FORM OF PRESS RELEASE

MUELLER WATER PRODUCTS ANNOUNCES NEW DIRECTORS AND CORPORATE GOVERNANCE INITIATIVES

Enters Into Cooperation Agreement with Stockholder Ancora

Adds Two New Independent Members – Brian Slobodow and Niclas Ytterdahl – to the Board

Creates Capital Allocation and Operations Committee

ATLANTA, October 13, 2022 – Mueller Water Products, Inc. (NYSE: MWA) (“Mueller” or the “Company”) today announced that it has entered into a cooperation agreement with Ancora Holdings Group, LLC and its affiliates (“Ancora”) and announced several governance changes, including the addition of two new directors. The Company also announced an accelerated process to continue its refreshment of the Board of Directors (the “Board”) over the next three years.

New Independent Directors

The Company announced the appointment of Brian Slobodow and Niclas Ytterdahl to the Board. Mr. Slobodow will join the Board, effective immediately, and Mr. Ytterdahl will act as a non-voting observer of the Board until he is appointed to the Board following the 2023 Annual Meeting of Stockholders (the “Annual Meeting”).

Upon joining the Board, Mr. Slobodow is expected to serve on the Nominating and Corporate Governance Committee and Mr. Ytterdahl is expected to serve on the Audit Committee.

Under the terms of the cooperation agreement, Ancora has agreed to customary standstill, voting commitments and other provisions. A complete copy of the cooperation agreement will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

Creation of New Capital Allocation and Operations Committee

The Board is also forming a Capital Allocation and Operations Committee (the “Committee”) to focus on capital allocation and operational excellence. The Committee will be co-chaired by President and Chief Executive Officer Scott Hall and Mr. Slobodow, and will include Chairman Mark O’Brien. Mr. Ytterdahl will initially be an observer of the Committee and then assume full membership upon his appointment to the Board.

Proactive and Accelerated Board Refresh

The Company also announced that it will accelerate the refreshment of the Board by adding several new directors with fresh perspectives in the near term. This plan is intended to further align the Board’s experience and skills with the Company’s strategic direction. As part of this plan, following this year’s Annual Meeting, each member of the Board who has served for more than 10 years will depart during the next three years, with no more than three directors departing in any one year. As of the 2024 Annual Meeting of Stockholders, the size of the refreshed Board will be set at 10 directors.

Mark O’Brien, Chairman of the Board, commented:

“Today accelerates a plan to refresh the Mueller Board, which builds on our commitment to developing a strong track record of diversity and inclusion. The Board continues to work towards ensuring that its directors have the right mix of skills, experience and diversity to oversee and guide Mueller’s execution of its long-term strategy, while also upholding its commitment to best practices in corporate governance.”

Mr. O’Brien continued:

“Both Brian and Niclas bring valuable operating and supply chain management experience to our already diverse Board. We are confident that Mueller and its stockholders will benefit greatly from their perspectives and insights, and their support of the Company’s efforts to enhance shareholder value.”

Scott Hall, President and Chief Executive Officer, added:

“Now is an important time for Mueller, with a record backlog and healthy demand. Our teams remain focused on executing on our operational improvements and delivering the benefits from our ongoing capital investments that will further position our product portfolio to capitalize on favorable market trends.”

Fredrick D. DiSanto, Chairman and Chief Executive Officer of Ancora, concluded:

“We appreciate the productive private engagement we have had with Mueller’s Board and leadership team, and are pleased to reach an agreement that will meaningfully benefit all stockholders and stakeholders. Mueller is a strong, high-potential business with a leading presence in the transmission, distribution and measurement of water in North America. We look forward to seeing our designees add fresh expertise to the Board and support long-term value creation.”

Evercore is serving as financial advisor to Mueller Water Products and Kirkland & Ellis LLP is serving as Mueller Water Products’ legal counsel. Olshan Frome Wolosky LLP is serving as Ancora’s legal counsel.

New Director Biographies

•Brian Slobodow

Brian Slobodow is currently an Operating Partner of Operational Resource Group (“ORG”) at HGGC, a leading middle-market private equity firm. Mr. Slobodow brings over 30 years of operations expertise to the board, including knowledge in the areas of supply chain and procurement issues. Prior to ORG, Mr. Slobodow served as an Operating Executive at Golden Gate Capital, where he gained extensive experience on management teams, serving as the Chief Operating Officer of Atrium, Chief Executive Officer U.S. Silica Company and President and Chief Operating Officer of Neways International, all of which are current or former Golden Gate Capital portfolio companies. Prior to joining Golden Gate Capital, Mr. Slobodow held multiple leadership positions within Johnson & Johnson Consumer Products and was a Principal at A.T. Kearney. He has previously served as a director on the boards of ANGUS Chemical Company, Cole-Parmer and Springs Window Fashions. Mr. Slobodow holds a Bachelor of Science in

Industrial and Manufacturing Engineering and an MBA from the MIT Sloan School of Management.

•Niclas Ytterdahl

Niclas Ytterdahl is the Chief Operating Officer at Industrial Service Solutions (“ISS”). Mr. Ytterdahl brings over 25 years of operations expertise to Mueller, also including knowledge in the areas of supply chain and procurement. Prior to joining ISS, Mr. Ytterdahl was the President at Dover Vehicle Service Group and the Chief Supply Chain Officer at the AES Corporation. Mr. Ytterdahl has also held multiple leadership positions within Thermo Fisher Scientific and began his career consulting for Accenture and A.T. Kearney. He currently serves as the Portfolio Board Director for Dubin Clark & Company, Inc. and is a Board Member for Euro Motorparts Group, which is a Dubin Clark portfolio company. Mr. Ytterdahl holds a Master of Science in Engineering Physics from Chalmers University of Technology (Ecole Polytechnique Federale de Lausanne) and a MS/MBA in Strategy, Corporate Finance and Operations from the MIT Sloan School of Management.

About Mueller Water Products, Inc.

Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.

Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Sentryx™, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.

Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, Board and committee composition plans, long-term strategies and the execution or acceleration thereof, operational improvements and excellence, the benefits of capital investments, financial or operating performance including improving sales growth and driving increased margins, capital allocation and growth strategy plans, positioning the Company’s product portfolio and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, the factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 19, 2021, and later filings with the SEC on Form 10-Q. Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

Contacts

For Mueller Water:

Investor Relations Contact
Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact
Robin Keegan
770-206-4152
rkeegan@muellerwp.com

For Ancora:

Longacre Square Partners
Greg Marose, 201-936-4126
gmarose@longacresquare.com

C-4